UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    June 24, 2010

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

O	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
O	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
O	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
O	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by PokerTek, Inc., a North Carolina corporation (the “Company”), in connection with the items set forth below.

Item 1.01    Entry into a Material Definitive Agreement.

On June 24, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.

Upon signing the agreement, LPC purchased 100,000 shares of common stock at a price of $1.00 per share and the Company received $100,000 in initial proceeds under the purchase agreement.  The Company also issued a warrant to purchase an additional 100,000 shares of our common stock at an exercise price of $1.10 per share and containing a call provision exercisable by the Company in the event common shares trade above $3.00 per share for 20 consecutive days.

The Company entered into a registration rights agreement with LPC whereby the Company agreed to file a registration statement related to the transaction within 20 days with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that have been issued or may be issued to LPC under the purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, the Company has the right over a 30-month period to sell shares of common stock to LPC every two business days in the amount of $50,000.  This amount may be increased by $100,000 if the closing price of the Company’s share is above $1.25, by $200,000 if the closing price is above $1.75, by $350,000 if the closing price is above $2.50 and by $500,000 if the closing price is above $3.75.

The purchase price of the shares related to the $4.9 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount and subject to the floor price.  The purchase price is determined based on the lesser of the lowest sale price on the purchase date or the average of the lowest three closing prices during the preceding 12 days.

In consideration for entering into the agreement, the Company issued to LPC 137,500 shares of our common stock.  The Company shall issue up to 180,000 common shares on a pro rata basis only if and when the Company sells additional shares to LPC. These shares shall be held by LPC for 30 months or until such time as the Purchase Agreement is terminated.

The Company will control the timing and amount of any future sales of shares to LPC and is under no obligation to sell any additional shares to LPC.  The purchase agreement may be terminated by us at any time at our discretion and without any cost to us.  Except for a limitation on variable priced financings, there are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement.  The proceeds received by the Company under the common stock purchase agreement are expected to be used for working capital purposes.

The foregoing description of the common stock purchase agreement, the registration rights agreement and warrant are qualified in their entirety by reference to the full text of the common stock purchase agreement, the registration rights agreement and the form of warrant, a copy of each of which is attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	Common Stock Purchase Agreement, dated as of June 24, 2010, by and between the Company and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of June 24, 2010, by and between the Company and Lincoln Park Capital Fund, LLC.

10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POKERTEK, INC.

Date: June 24, 2010	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Common Stock Purchase Agreement, dated as of June 24, 2010, by and between the Company and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of June 24, 2010, by and between the Company and Lincoln Park Capital Fund, LLC.

10.3	Form of Warrant

4